EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2016 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the second quarter ended December 31, 2015. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2016 Results

Total revenues for the second quarter of fiscal year 2016, which ended on December 31, 2015, were $0.7 million, as compared to total revenues of $1.0 million for the same quarter last fiscal year. The decrease of $0.3 million in total revenues this quarter was primarily the result of $0.2 million lower LeukoScan® product sales, due equally to unfavorable currency fluctuations and lower sales volume in Europe, and a $0.1 million decline in research and development revenues from fewer number of government funded research grants.

Total costs and expenses for the current quarter were $16.4 million, as compared to $12.5 million for the same period in 2014, representing an increase of $3.9 million or 31%. This increase was driven primarily by $3.9 million increased research and development expenses from higher product development expenses related to the Phase 3 PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer and the Phase 2 antibody-drug conjugates’ clinical trials. The increase in research and development expenses was partially offset by a $0.2 million lowered legal and professional expenses, principally related to the arbitration proceedings with Takeda-Nycomed, which concluded during the 2015 fiscal year.

Interest expense this quarter related to the 4.75% Convertible Senior Notes due 2020 was $1.4 million, which included the amortization of $0.2 million debt issuance costs. There was no interest expense for the same quarter last fiscal year.

An income tax benefit of $3.2 million was recorded during the current quarter, the result of cash proceeds received for the sale of a portion of our New Jersey State tax net operating losses and research and development tax credits. There were no similar tax benefits during the previous quarter.

Net loss attributable to our stockholders this quarter was $13.7 million, or $0.15 per share, compared with a net loss attributable to our stockholders of $11.4 million, or $0.12 per share, for the same quarter in fiscal 2015. The $2.3 million increase in net loss this quarter was primarily due to the increase in research and development expenses and interest expense for the Convertible Senior Notes, which was partially offset by the $3.2 million tax benefits received.

First Half Fiscal 2016 Results

For the first half of fiscal year 2016, total revenues were $1.4 million, as compared to total revenues of $2.1 million for the same period last fiscal year. The decrease of $0.7 million in total revenues was primarily due to a $0.4 million reduction in research and development revenue from a decline in the number of government funded research grants and $0.3 million lowered LeukoScan® sales, due to unfavorable currency fluctuations and lower sales volume in Europe.

Total costs and expenses for the six-month period ended December 31, 2015 were $31.2 million, as compared to $26.0 million for the same period in 2014, representing an increase of $5.2 million or 20%. This increase was driven primarily by $7.4 million higher research and development expenses for product development expenses related to the Phase 3 PANCRIT-1 and the Phase 2 antibody-drug conjugates’ clinical trials. The increase in research and development expenses this period was partially offset by the $2.4 million decrease in general and administrative expenses attributable primarily to reduced legal and professional fees related to the arbitration proceedings with Takeda-Nycomed.

Interest expense this period related to the 4.75% Convertible Senior Notes was $2.8 million and included the amortization of $0.4 million debt issuance costs. There was no interest expense for the same period last fiscal year.

An income tax benefit of $3.2 million was recorded for the current period, the result of cash proceeds received for the sale of a portion of our New Jersey State tax net operating losses and research and development tax credits. No tax benefits were received during the previous period.

Net loss attributable to our stockholders this period was $29.1 million, or $0.31 per share. This compares to net loss attributable to our stockholders of $23.8 million, or $0.26 per share, for the same period last fiscal year. The $5.3 million increase in net loss this period was primarily due to increased research and development costs related to clinical trials and interest expense for the Convertible Senior Notes, partially offset by the income tax benefits received and lower legal and professional fees, as described above.

As of December 31, 2015, cash, cash equivalents and marketable securities totaled $76.0 million. On January 21, 2016, the Company received another $1.9 million in proceeds as a result of a second sale of our New Jersey State net operating losses and research and development tax credits.

“The $5.1 million total cash proceeds that the Company received from the State of New Jersey’s Technology Business Tax Certificate Transfer Program has allowed us to continue to advance our key clinical programs according to plan, as exemplified by the recent Special Protocol Assessment for a future Phase 3 trial for sacituzumab govitecan in patients with triple-negative breast cancer,” commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. “We are pleased with the current enrollment into the ongoing pivotal Phase 3 PANCRIT-1 study in patients with advanced pancreatic cancer, which is expected to complete enrollment this calendar year,” added Mr. Pfreundschuh.

The Company’s key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  The Company has reached agreement with the U.S. Food and Drug Administration regarding a Special Protocol Assessment (SPA) on the design of a Phase 3 trial of sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer.

  Improved progression-free survival (PFS) with an interim median PFS of 7.0 months was reported at the 2015 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference in patients with triple-negative breast cancer (TNBC) treated with sacituzumab govitecan. (http://www.immunomedics.com/pdfs/news/2015/pr11092015b.pdf)

  Continuing positive results in heavily pretreated, metastatic TNBC were presented in a poster discussion session at the 2015 San Antonio Breast Cancer Symposium in San Antonio, Texas. Interim results included an objective response rate of 31% by RECIST 1.1 in 58 evaluable patients, with 78% of these responding patients confirmed with a follow-up computed tomography scan, including 2 patients with a complete response. (http://www.immunomedics.com/pdfs/news/2015/pr12102015.pdf).

IMMU-114

  At the 57th Annual Meeting of the American Society of Hematology in Orlando, Florida, the Company reported initial results of a Phase 1, first-in-man clinical study of subcutaneous injections of IMMU-114 in patients with relapsed non-Hodgkin lymphoma and chronic lymphocytic leukemia, which showed 50% of patients having objective evidence of treatment activity, including one patient with a complete response. (More information on the results can be assessed at http://www.immunomedics.com/pdfs/news/2015/pr12072015.pdf)

Conference Call
The Company will host a conference call and live audio webcast on Thursday, February 4, 2016 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2016, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 26327059. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through March 6, 2016.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics’ most advanced candidate is 90Y-clivatuzumab tetraxetan. This radiolabeled antibody is in an international Phase 3 registration trial in patients with advanced pancreatic cancer. Immunomedics expects patient enrollment to be completed in calendar year 2016. Immunomedics’ portfolio of investigational products also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 282 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			December 31,	June 30,
			2015	2015
ASSETS
Current Assets:
Cash and cash equivalents			$13,716,207	$13,452,775
Marketable securities			62,328,031	86,165,532
Accounts receivable, net of allowance for doubtful accounts			409,225	345,627
Inventory			490,704	584,424
Other receivables			26,779	857,068
Prepaid expenses			1,490,654	1,136,103
Other current assets			315,079	945,673
			78,776,679	103,487,202

Property and equipment, net			3,136,834	2,241,838
Other long-term assets			50,566	50,566

			$81,964,079	$105,779,606

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses			$14,946,983	$11,808,223
Deferred revenues			269,515	271,667
Other liabilities			1,649,518	1,599,760
Convertible senior notes - net			96,989,488	96,624,577
Stockholders' deficit			(31,891,425)	(4,524,621)

			$81,964,079	$105,779,606

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Product sales	$589,947	$761,664	$1,171,195	$1,489,297
License fee and other revenues	25,403	-	36,228	-
Research & development	55,754	241,127	194,559	585,492
Total Revenues	$671,104	1,002,791	1,401,982	2,074,789
Costs and Expenses	16,368,732	12,464,664	31,207,941	25,980,796
Operating Loss	(15,697,628)	(11,461,873)	(29,805,959)	(23,906,007)
Interest (Expense) and Other Income	(1,279,244)	23,115	(2,567,702)	36,450
Loss before Income Tax Benefit (Expense)	(16,976,872)	(11,438,758)	(32,373,661)	(23,869,557)
Income Tax Benefit (Expense)	3,204,250	(26,892)	3,185,000	(38,855)
Net Loss	(13,772,622)	(11,465,650)	(29,188,661)	(23,908,412)
Less Net Loss attributable on noncontrolling interest	(26,572)	(30,415)	(48,789)	(62,757)
Net Loss attributable to Immunomedics, Inc. stockholders	$(13,746,050)	$(11,435,235)	$(29,139,872)	$(23,845,655)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.15)	$(0.12)	$(0.31)	$(0.26)

Weighted average number of common shares outstanding (basic and diluted):	94,664,758	93,157,279	94,630,292	93,127,741

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com